Filed pursuant to
Rule 424(b)(2)
Registration No. 33-59791

                                 $500,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                   Medium-Term Subordinated Notes, Series E
               Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement,  dated  November 16, 1995 (To Prospectus  Supplement,  dated
      August 7, 1995, to Prospectus, dated August 7, 1995).

                              DESCRIPTION OF NOTES

      The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

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SUMMARY OF TERMS:

Title of Notes:               7.00%  Subordinated  Notes Due November 15, 2007
                                 (the "Notes").
Aggregate
  Principal Amount:           $11,743,000.00

Price to Public:              100%

Issue Date:                   November 24, 1995.

Stated Maturity Date:         November 15, 2007.

Interest Rate:                7.00%

Interest Payment Dates:       Monthly   on  the  15th   day  of  each   month,
                              commencing  on December 15, 1995,  and at Stated
                              Maturity.

Regular Record Dates:         The  first  day  of  the  month  in  which  each
                              Interest Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The Notes are  subject to  redemption,  in whole
                              but not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date, on or after November 15, 1998, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                J.W. Korth & Co.

Agent's Commission:           2.00%.

Minimum Denomination:         $1,000.

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